EXHIBIT 10.47

Dreyer’s Grand Ice Cream, Inc.

March 22, 2004

Bank of America, N.A., as Agent

231 S. LaSalle Street
Chicago, IL 60697
Attn: David L. Catherall

Re: Bank of America, N.A., as Agent for banks party to the $240,000,000 Credit Agreement (“Credit Agreement”) dated as of July 25, 2000,as amended, between such banks, Dreyer’s Grand Ice Cream, Inc. (“Company”) and Dreyer’s Grand Ice Cream Holdings, Inc., (“New Dreyer’s”)

Dear Mr. Catherall:

Pursuant to the terms of Section 2.05 (a) Voluntary Termination or Reduction of Commitments the Company and New Dreyer’s hereby give a notice to reduce the Commitments by Two Hundred Twenty Million ($220,000,000) to Twenty Million ($20,000,000).

This reduction shall be effective as of the end of business on Friday, March 26, 2004.

Dreyer’s Grand Ice Cream, Inc.

Dreyer’s Grand Ice Cream Holdings, Inc.

/s/ WILLIAM C. COLLETT

William C. Collett
Treasurer